                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                               (Amendment No.  )

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [_]

   Check the appropriate box:

   [_] Preliminary Proxy Statement
   [_] Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
   [X] Definitive Proxy Statement
   [_] Definitive Additional Materials
   [_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                  ITXC CORP.
        ---------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

        ---------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X] No fee required.
   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

          _____________________________________________________________________
      (2) Aggregate number of securities to which transaction applies:

          _____________________________________________________________________
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          _____________________________________________________________________
      (4) Proposed maximum aggregate value of transaction:

          _____________________________________________________________________
      (5) Total fee paid:

          _____________________________________________________________________

   [_] Fee paid previously with preliminary materials.

   [_] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

          _____________________________________________________________________
      (2) Form, Schedule or Registration Statement No.:

          _____________________________________________________________________
      (3) Filing Party:

          _____________________________________________________________________
      (4) Date Filed:

          _____________________________________________________________________

                                  [ITXC LOGO]

                                                                   April 4, 2001

Dear Stockholder:

   On behalf of the Board of Directors and management, I am pleased to invite you to the 2001 Annual Meeting of Stockholders of ITXC Corp. The meeting will be held on Wednesday, May 2, 2001 at 10:00 a.m. at the Princeton Marriott, Forrestal Village, 201 Village Boulevard, Princeton, New Jersey. A notice of meeting, proxy statement and proxy card are enclosed for your review.

   I urge you to read the enclosed materials carefully and to complete, sign and mail promptly the proxy card contained with this letter to assure that your vote will be counted.

   The officers, directors and staff of ITXC sincerely appreciate your continuing support and look forward to meeting with you.

                                          Very truly yours,
                                          /s/ Tom Evslin
                                          TOM EVSLIN
                                          Chairman of the Board

                                  [ITXC LOGO]

                               -----------------

                           Notice of Annual Meeting

                               -----------------

   The Annual Meeting of Stockholders of ITXC Corp. will be held at the Princeton Marriott, Forrestal Village, 201 Village Boulevard, Princeton, New Jersey on Wednesday, May 2, 2001 at 10:00 a.m., to consider and act upon the election of one director to serve for a term of three years and the transaction of such other business as may properly come before the meeting or any adjournment thereof.

   Only stockholders of record at the closing of business on March 30, 2001 are entitled to notice of, and to vote at, the meeting.

                                          /s/ Edward Jordan
                                          EDWARD B. JORDAN
                                          Secretary

Princeton, New Jersey
April 4, 2001

  TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED.

                                  ITXC CORP.
                             600 College Road East
                          Princeton, New Jersey 08540

                               -----------------
                                PROXY STATEMENT
                               -----------------

   The Board of Directors of ITXC Corp. (the "Company") is soliciting proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, May 2, 2001, at the Princeton Marriott, Forrestal Village, 201 Village Boulevard, Princeton, New Jersey at 10:00 a.m., and for use at any adjournments thereof (the "Annual Meeting"). The Company is first sending this Proxy Statement and the enclosed form of proxy to stockholders on or about April 5, 2001.

   Record Date and Quorum. Only stockholders of record at the close of business on March 30, 2001 (the "Record Date") will be entitled to vote at the Annual Meeting. On that date, there were 44,654,488 shares of the Company's Common Stock (the "Common Stock") outstanding. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of holders as of the Record Date of a majority of the outstanding shares of Common Stock will constitute a quorum.

   Voting Procedures. Directors will be elected by a plurality of the votes cast. The approval of any other matter to be submitted to the stockholders will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Properly executed proxies will be voted as directed in the proxy; however, if no direction is given, a properly executed proxy will be voted FOR the election of the nominee described below. Votes will not be considered "cast" if the shares are not voted for any reason, including if an abstention is indicated as such on a written proxy or ballot or if votes are withheld by a broker. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present; if a quorum is present, abstentions and broker non-votes will have no effect upon the election of directors or any other matters submitted to stockholders at the Annual Meeting.

   Proxies and Revocation. A proxy card is enclosed. Any stockholder giving a proxy may revoke it at any time before it is exercised. In order to revoke a proxy, the stockholder must either give written notice of such revocation to the Secretary of the Company or to the Secretary of the Annual Meeting or vote the shares of Common Stock subject to the proxy by a later dated proxy or by written ballot at the Annual Meeting. The presence at the Annual Meeting of any stockholder who has given a proxy will not in and of itself revoke the proxy.

                      PROPOSAL ONE: ELECTION OF DIRECTOR

   The Company's Board of Directors is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. At present there are six directors on the Board. One director is to be elected at the Annual Meeting to serve until the 2004 Annual Meeting and until his successor is elected and has qualified. Four other directors have terms expiring in 2002 or 2003. The sixth director, Elon Ganor, will not stand for re-election.

   The nominee for director is presently a director of the Company. He has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting. It is the intention of the persons named as proxies to vote the shares represented by the accompanying form of proxy for the election of the nominee listed below. If the nominee shall become unable or unwilling to serve as a director, the persons named as proxies will have discretion to vote for another person designated by the Board of Directors. The Board of Directors has no reason to believe that the nominee will be unavailable for election.

   We have set forth below a description of the current and past five years' business experience, certain directorships and age of the nominee for director and of each director whose term extends beyond 2001 and thus is continuing in office. The following information is given as of January 31, 2001 and was furnished to the Company by the nominee and the continuing directors.

Nominee

   Frank Gill: Mr. Gill is a 23-year veteran of Intel Corporation where he held a variety of positions in sales and marketing, product development, and manufacturing operations. Mr. Gill served as Executive Vice President of Intel Corporation from 1995 through his retirement in June 1998, and as Senior Vice President from 1988 through 1995. In addition to serving as a director of ITXC, Mr. Gill currently serves on the boards of directors of Inktomi Inc., Niku Inc., Tektronix Corp., Logitech International, McAfee.com and Pixelworks Inc. Director since 2000. Age: 57.

Continuing Directors Serving Until 2002

   William P. Collatos: Mr. Collatos is a founder of Spectrum Equity Investors, L.P., a private equity investment firm which invests in telecommunications, information and media companies. Prior to co-founding Spectrum in 1994, Mr. Collatos was a founding General Partner of Media/Communications Partners and a General Partner of TA Associates. Mr. Collatos currently serves on the boards of directors of Jazztel, plc, and Pegasus Communications Corp. and serves on the board of directors of Galaxy Telecom, Inc., the general partner of Galaxy Telecom, LP. Director since 1998. Age: 46.

   Edward B. Jordan: Mr. Jordan has been an Executive Vice President since February 1999, and has served as the Company's Chief Financial Officer, Secretary and Treasurer since he joined ITXC in September 1997. From September 1997 until February 1999, Mr. Jordan was the Company's Vice President, Administration. For ten years prior to joining the Company, he was employed by Dialogic Corporation, a manufacturer of computer telephony products, serving first as Controller and then as Chief Financial Officer, Treasurer and Vice President. Prior to joining Dialogic, Mr. Jordan served in the Audit Department of Deloitte & Touche from 1982 to 1986. He is a certified public accountant. Director since 1998. Age: 40.

Continuing Directors Serving Until 2003

   Tom I. Evslin: Mr. Evslin, the Company's founder, has been Chairman of the Board, Chief Executive Officer and President since ITXC's inception in July 1997. From December 1994 until July 1997, he was employed by AT&T, where he designed its Internet strategy and launched and ran its Internet service provider, AT&T WorldNet Service. From December 1991 until December 1994, Mr. Evslin worked for Microsoft, where he last served as General Manager, Server Applications Division from May 1993. From 1969 to 1991, he was Chairman and Chief Executive Officer of Solutions, Inc., a communications software development company. He is the Chairman of the Policy Committee and a member of the Board of the Voice On The Net Coalition. Mr. Evslin served on the board of directors of VocalTec Communications, a principal stockholder of ITXC, from 1997 until his resignation on June 10, 1999. Director since 1997. Age: 57.

   Frederick R. Wilson: Mr. Wilson founded Flatiron Partners, a venture capital firm which primarily invests in Internet-oriented companies, in August 1996. For ten years prior to August 1996, he worked for Euclid Partners, an early-stage venture capital firm. Mr. Wilson is the Chairman of the Board of TheStreet.com and a director of StarMedia Network. Director since 1998. Age:
39.

   The Company's Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, an Executive Committee and a CEO Committee. During 2000, the Board of Directors held nine meetings, the Executive Committee held ten meetings, the Audit Committee held five meetings and the Compensation Committee held seven meetings. As Mr. Evslin is the sole member of the CEO Committee, that entity does not conduct formal meetings. During 2000, no director attended less than 75 percent of the aggregate number of meetings of the Board of Directors and committees of the Board of which he was a member.

   The Audit Committee consists of Messrs. Collatos, Wilson, Ganor and Gill, with Mr. Collatos serving as Chairman. The Audit Committee recommends the firm to be appointed as independent accountants to audit ITXC's financial statements and to perform services related to the audit; reviews the scope and results of the audit with the independent accountants; reviews the Company's year-end operating results with management and the independent accountants; considers the adequacy of ITXC's internal accounting and control procedures; reviews the non-audit services to be performed by the independent accountants, if any; and evaluates the accountants' independence.

   The Compensation Committee consists of Messrs. Collatos, Wilson, Ganor and Gill, with Mr. Wilson serving as Chairman. The Compensation Committee reviews, recommends and approves compensation arrangements for executive officers and other senior level employees, and administers certain benefit and compensation plans and arrangements.

   The Executive Committee consists of Messrs. Collatos, Evslin and Wilson, with Mr. Evslin serving as Chairman. Except as limited by Delaware law, the Executive Committee can perform each of the responsibilities of the full Board, providing ITXC with added flexibility in situations when full Board meetings cannot be convened.

   The CEO Committee, composed solely of Mr. Evslin, grants stock options and determines the basic terms of option grants to certain employees under ITXC's stock incentive plan in accordance with the terms set for that plan by the Compensation Committee. The stock incentive plan grants the CEO Committee this authority with respect to persons other than directors, specified executive officers, consultants and other individuals identified by the Compensation Committee.

   The Board has no nominating committee; the functions of a nominating committee are performed by the entire Board. No procedures have been developed with respect to obtaining nominations from stockholders.

   There are no relationships by blood, marriage, or adoption, not more remote than first cousin, between any nominee for director, continuing director or executive officer of the Company and any other director, continuing director or executive officer of the Company, except that Mr. Evslin, ITXC's Chairman of the Board and Chief Executive Officer, and Mary A. Evslin, ITXC's Vice President, Marketing and Customer Success, are husband and wife.

Outside Director Compensation

   Except for the grant of 25,000 stock options to Mr. Gill to replace eFusion, Inc. stock options that he held prior to the acquisition of eFusion by ITXC, the Company has not yet paid any compensation to non-employee directors. ITXC anticipates that in the future, non-employee directors may receive annual fees, meeting fees and periodic option grants.

Securities Ownership of Management and Others

   The following table sets forth the beneficial ownership of shares of Common Stock as of January 31, 2001 by each stockholder of the Company known to own more than five percent of the Company's Common Stock, by the directors of the Company, by the executive officers named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Information in this table was furnished to the Company by the respective directors and executive officers.

                                                             Shares Beneficially
Name                                                                Owned        Percentage
----                                                            -------------    ---------
Executive Officers and Directors:
Tom I. Evslin...............................................     7,069,096(1)(2)     15.89%
Edward B. Jordan............................................     1,327,210(1)(3)      2.98%
Steven J. Ott...............................................       330,676(1)             *
Thomas J. Shoemaker.........................................       111,767(1)             *
Eric G. Weiss...............................................       201,487(1)             *
William P. Collatos.........................................     4,415,784(4)         9.93%
Elon Ganor..................................................     4,788,165(5)        10.77%
Frank Gill..................................................        19,453(1)             *
Frederick R. Wilson.........................................       330,211(6)             *
John G. Musci...............................................     1,094,413(3)         2.46%
All executive officers and directors as a group (13 persons)    17,068,888(1)        41.03%

Other 5% Stockholders:
VocalTec Communications.....................................     4,788,165(5)(7)     10.77%
Spectrum Equity Investors II, L.P...........................     4,415,784(4)(8)      9.93%
J.P. Morgan Partners (SBIC), LLC............................     2,794,895(9)         6.28%
Intel Corporation...........................................     3,000,000(10)        6.75%

--------
* Represents less than one percent.

   (1) The table above includes the following number of shares which the following persons may acquire under options and warrants held as of January 31, 2001 and exercisable within 60 days of such date:

Tom I. Evslin...................................   795,161
Edward B. Jordan................................   951,271
Tom Shoemaker...................................   111,767
Steven J. Ott...................................   212,165
Eric G. Weiss...................................   133,332
Frank Gill......................................     2,713
All executive officers and directors as a group. 2,002,184

   The 795,161 shares referenced above for Mr. Evslin include options granted to Mary A. Evslin, his wife, to purchase 149,999 shares of common stock.

   (2) Includes 715,275 shares beneficially owned by Mary A. Evslin, who is Mr. Evslin's wife and an executive officer of ITXC, and 143,893 shares held by Mary
A. Evslin as trustee of a grantor retained annuity trust. Also includes 400,000 shares held by The Evslin Family Foundation, Inc., a charitable foundation for which Mr. and Mrs. Evslin serve as two of the three trustees. With the exception of shares held with Mary A. Evslin as joint tenants, Tom I. Evslin disclaims beneficial ownership of the shares owned beneficially by Ms. Evslin directly and as trustee, as well as the shares owned by the charitable foundation. Mr. Evslin's principal business address is 600 College Road East, Princeton, New Jersey 08540.

   (3) Mr. Jordan's shares include 24,700 shares beneficially owned by his children, who are minors. Mr. Musci's shares include 2,700 shares beneficially owned by his children, who are minors. Messrs. Jordan and Musci disclaim beneficial ownership of the shares beneficially owned by their children.

   (4) This number represents shares of common stock beneficially owned by Spectrum Equity Investors II, L.P. Mr. Collatos is a managing general partner of Spectrum Equity Investors II, L.P. Mr. Collatos disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

   (5) This number represents shares of common stock beneficially owned by VocalTec Communications. Mr. Ganor is the Chairman of the Board and CEO of VocalTec Communications. Mr. Ganor disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

   (6) This number represents shares held by F.J. Wilson Partners, L.P., of which Mr. Wilson is a general partner. Mr. Wilson disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

   (7) The principal business address of VocalTec is 1 Executive Drive, Suite 320, Fort Lee, New Jersey 07024.

   (8) Based on information provided by Spectrum Equity Investors II, L.P. in its Schedule 13G/A filed on February 14, 2001. The principal business address of Spectrum Equity Investors II, L.P. is One International Place, Boston, Massachusetts 02110.

   (9) Based on information provided by J.P. Morgan Partners (SBIC), LLC (f/k/a Chase Venture Capital Associates, L.P.) in its Schedule 13G/A filed on February 14, 2001. The principal business address of J.P. Morgan Partners (SBIC), LLC is 1221 Avenue of the Americas, New York, New York 10020.

   (10) Based on information provided by Intel Corporation in its Schedule 13G filed on February 14, 2001. The principal business address of Intel Corporation is 2200 Mission College Boulevard, Santa Clara, California 95052.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership of such securities with the SEC and NASDAQ. Such persons are required by applicable regulations to provide the Company with copies of all Section 16(a) forms that they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no forms were required, the Company believes that all filing requirements applicable to its officers, directors and known ten percent stockholders were complied with during 2000, except that Frederick R. Wilson (director) did not file on a timely basis reports disclosing the sales by funds (of which Mr. Wilson is a manager) of 123,914 shares in October and November 2000. This late reporting was inadvertent, and the sales were promptly reported on Form 5 when Mr. Wilson became aware of the failure to file.

                            EXECUTIVE COMPENSATION

   The following table sets forth the total cash and non-cash compensation that ITXC paid or accrued during the years ended December 31, 2000, 1999 and 1998 with respect to its Chief Executive Officer, an executive officer (Mr. Musci) who resigned during 2000 and the individuals who, during 2000, were the four other most highly compensated executive officers of the Company. The principal components of these individuals' current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. The Company has also described below other compensation these individuals received under employment agreements and ITXC's stock incentive plan.

                          Summary Compensation Table

                                                                          Long Term
                                           Annual Compensation           Compensation
                                      ------------------------------ --------------------
                                                                     Number of Securities
                                                                          Underlying
Name and Principal Position           Year Salary ($)   Bonus ($)      Options/SARs (#)
---------------------------           ---- ----------    --------    --------------------
Tom I. Evslin........................ 2000   $299,038 $272,787(1)                      --
 Chairman of the Board, President and 1999    250,769  153,672(1)                  30,000
 Chief Executive Officer              1998    232,308  150,000(1)                      --

Edward B. Jordan..................... 2000    194,808  186,097(1)                  50,000
 Executive Vice President             1999    148,269  102,339(1)                 400,000
 and Chief Financial Officer          1998    120,192       --                         --

Steven J. Ott........................ 2000    100,000  146,823(4)                  40,000
 Executive Vice President of          1999    101,014  135,242(4)                  80,000
 Global Sales                         1998     96,153   32,924(4)                 350,000

Thomas J. Shoemaker(2)............... 2000    173,077   38,385                    375,000
 Executive Vice President of
 Business Development

Eric G. Weiss........................ 2000    122,769   57,258(1)                  75,000
 Executive Vice President of ITXC.net 1999    121,359   58,181(1)                  50,000
                                      1998     93,654       --                     50,000

John G. Musci(3)..................... 2000    200,000  117,358
 Executive Vice President             1999    176,923  172,350(1)(5)            1,500,000
 and Chief Operating Officer

--------
(1) Bonuses for 2000 include some bonuses that were earned in 2000 but will not be paid until 2001. Bonuses for 1999 were earned in 1999 but were not paid until 2000. Bonuses for 1998 were earned in 1998 but were not paid until 1999.
(2) Mr. Shoemaker joined ITXC in January 2000.
(3) Mr. Musci joined ITXC in February 1999 and resigned from ITXC in December 2000.
(4) Consists of commissions earned by Mr. Ott.
(5) Excludes reimbursement for relocation expenses.

   The following table presents certain information regarding stock options granted to the named executive officers during 2000 under the Company's stock incentive plan.

                                                                   Potential Realizable
                                                                     Value at Assumed
                                                                     Annual Rates of
                                                                 Stock Price Appreciation
                                 Individual Grants                  for Option Term(1)
                    -------------------------------------------- ------------------------
                      Number
                        of         % of
                    Securities    Total     Exercise
                    Underlying   Options      Price
                     Options    Granted to  Per Share Expiration
       Name         Granted(#) Employees(2)  ($/Sh)      Date      5% ($)      10% ($)
       ----         ---------- ------------ --------- ----------  ---------   ----------
Edward B. Jordan...     50,000         1.55     55.13   4/6/2010   1,733,391    4,392,753
Steven J. Ott......     40,000         1.24     18.13  7/31/2010     455,949    1,155,463
Thomas J. Shoemaker    300,000         9.32     40.00   1/5/2010   7,546,735   19,124,910
                        75,000         2.33     12.94  10/3/2010     610,224    1,546,428
Eric G. Weiss......     75,000         2.33     18.13  7/31/2010     854,904    2,166,494

--------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent ITXC's estimate or projection of ITXC's future Common Stock prices. These amounts represent assumed rates of appreciation in the value of ITXC's Common Stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of ITXC's Common Stock. The amounts reflected in the table may not necessarily be achieved.
(2) Total options granted to employees during 2000 includes options granted to former employees of eFusion, Inc. in replacement of their already-granted eFusion, Inc. stock options. ITXC acquired eFusion during 2000.

   The following table presents information regarding stock option exercises by the named executive officers during 2000 and the number and value of stock options held by the named executive officers at December 31, 2000. The calculation of the value of unexercised options is based upon a market price of $6.938 per share, representing the closing sale price of one share of the Company's common stock on December 31, 2000.

                                                  Number of Shares
                                               Underlying Unexercised     Value of Unexercised
                      Number of                   Options at Fiscal      In-the-Money Options at
                        Shares       Value          Year-end (#)           Fiscal Year-end ($)
                       Acquired     Realized  ------------------------- -------------------------
       Name         on Exercise(#)   (1)($)   Exercisable Unexercisable Exercisable Unexercisable
       ----         -------------- ---------- ----------- ------------- ----------- -------------
Tom I. Evslin......             --         --          --            --          --            --
Edward B. Jordan...             --         --     716,667       133,333   4,124,668       391,732
Steven J. Ott......         64,500  5,209,665     252,165        36,667   1,360,518       163,979
Eric G. Weiss......             --         --     208,332        50,000     843,407       206,485
Thomas J. Shoemaker             --         --     186,767       188,233          --            --
John G. Musci(2)...      1,166,667 16,231,584          --            --          --            --

--------
(1) The amount realized on exercise represents the number of shares acquired multiplied by the difference between the fair market value of one share of Common Stock on the date of exercise and the option exercise price.
(2) Mr. Musci resigned from ITXC as of December 19, 2000.

Employment Agreements

   Tom I. Evslin. The Company has entered into an amended employment agreement with Mr. Evslin, the Company's Chairman, President and Chief Executive Officer. The agreement expires on April 30, 2001. Under his agreement, Mr. Evslin is entitled to receive a base salary in 2001 of not less than $300,000 and annual bonuses which could amount to 100% or more of base salary. The actual amount of bonuses paid or to be paid is determined by the Compensation Committee before the start of the year in which the bonus is to be paid and is contingent upon ITXC's achieving certain performance objectives. Mr. Evslin is eligible to receive an additional bonus under the Company's cash incentive plan.

   If Mr. Evslin's employment with the Company is terminated by the Company without cause, or by Mr. Evslin for good reason, Mr. Evslin is entitled to receive his salary and other benefits for a period of six months, as well as his annual bonus for the year in which the termination occurs and for the severance period. If Mr. Evslin's employment is terminated for any other reason, ITXC's obligation to pay any further compensation or benefits ends. Mr. Evslin's employment agreement also prohibits him from being employed by a competing business for a period of six months after his employment is terminated by the Company without cause or by him with or without good reason. ITXC can extend this restriction against competition for up to an additional 18 months, provided that the Company pays Mr. Evslin additional proportionate severance amounts. If ITXC terminates Mr. Evslin's employment for cause, this restriction will apply for a period of two years.

   Under his employment agreement, Mr. Evslin is also bound to keep certain information confidential and to assign to the Company any intellectual property developed by him during the term of his employment.

   Mr. Evslin and the Company have agreed in principle to extend his employment agreement for a period expiring on March 31, 2003. It is contemplated that the new agreement will maintain Mr. Evslin's current salary and bonus arrangements. It is expected that Mr. Evslin's basic non-competition period will be extended from six to twelve months, with a comparable extension in the payments to be received during the non-competition period, that Mr. Evslin will receive a severance arrangement in the event of a change in control and that Mr. Evslin will receive stock options covering a total of 500,000 shares of Common Stock vesting over time.

Compensation Committee Interlocks and Insider Participation

   During 2000, Messrs. Ganor, Collatos and Wilson participated on the Company's Compensation Committee. Mr. Ganor is the Chairman of the Board and CEO of VocalTec and is not standing for reelection to the Board. Mr. Evslin, ITXC's Chairman of the Board, President and Chief Executive Officer, served on the board of directors and compensation committee of VocalTec until June 1999, when he resigned from VocalTec's board. None of the members of ITXC's Compensation Committee served as an officer or employee of ITXC or any of its subsidiaries during 2000.

   The Company has an ongoing business relationship with VocalTec. During 2000, ITXC purchased gateways and other hardware and software from VocalTec at a total purchase price of $7.2 million. Vocaltec is a principal stockholder of the Company. See "Securities Ownership of Management and Others."

1998 Incentive Stock Option Plan

   Under the Company's stock incentive plan, incentive stock options and non-qualified stock options to purchase shares of Common Stock may be granted to directors, officers, employees and consultants. As of December 31, 2000, stock options covering 1,774,906 shares were available for grant under the plan and stock options to purchase 6,325,095 shares were outstanding. Under the plan, the Company may also issue stock appreciation rights, either alone or in connection with options, restricted stock awards and performance awards. As of December 31, 2000, the Company had not issued any such stock appreciation rights, restricted stock awards or performance awards.

   On January 1 of each year, the number of shares of Common Stock available for issuance under the plan will be increased by the least of:

    .  2,000,000 shares;

    .  3% of the outstanding shares; or

    .  a number of shares determined by the Board of Directors.

   The plan provides that in the event of a change in control, all options outstanding on that date will be immediately and fully exercisable upon termination of an option holder's employment or service for certain specified reasons within twelve months following the change in control. In addition, under certain circumstances, upon such specified termination, an option holder may be permitted to exchange any unexercised options for a cash payment.

Employee Stock Purchase Plan
   The Company has an employee stock purchase plan intended to meet the qualifications for such a plan under applicable federal income tax laws. The plan is administered by the Compensation Committee. The number of shares available for purchase under the plan as of December 31, 2000 was 794,699 shares of Common Stock and will increase on January 1 of each subsequent year in an amount equal to the least of:

    .  600,000 shares of common stock;

    .  1% of the Common Stock outstanding on January 1; or

    .  a number of shares of Common Stock specified by the Board of Directors.

   During periods when employees are permitted to make purchases, the purchase price of the shares of Common Stock will be equal to 85% of the lesser of:

    . the fair market value of the Common Stock on the employee's entry date into the applicable offering period; or

    .  the fair market value of the Common Stock on the date of purchase.

   However, the purchase price for any employee whose entry date is other than the start date of an offering period shall not be less than 85% of the fair market value of the Common Stock on the start date of that offering period.

   In the event of a change in control, each outstanding purchase right shall automatically be exercised. ITXC will use its best efforts to provide written notice in advance of the occurrence of any of these transactions. Upon receipt of such notice, employees may terminate their outstanding purchase rights.

Cash Incentive Plan

   The Company maintains a cash incentive plan to encourage and reward its employees for their contributions to ITXC's performance. All employees, except salespeople, are eligible to participate in this plan. Employees who are eligible receive bonuses calculated according to a formula which takes into account individual performance and Company performance.

                             CERTAIN TRANSACTIONS

   For a description of the Company's relationship with VocalTec, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

   In March 2000, the Company consummated a follow-on offering of 4,000,000 shares of Common Stock, one half of which were sold by the Company and one half of which were sold by certain stockholders of the Company. Such stockholders included VocalTec, Spectrum Equity Investors (a 5% stockholder affiliated with director Mr. Collatos), entities associated with the Flatiron Fund (a former 5% stockholder affiliated with director Mr. Wilson), and Messrs. Evslin, Jordan, Musci and Ott.

Stock Option Exercises

   During 2000, certain of ITXC's executive officers, including an executive officer who is no longer with the Company, exercised stock options, resulting in the issuance of a total of 1,268,667 shares of Common Stock.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee is responsible for implementing, overseeing and administering the Company's overall compensation policy. The basic objectives of that policy are to (a) provide compensation levels that are fair and competitive with peer companies, (b) align pay with performance and (c) where appropriate, provide incentives which link executive and stockholder interests and long-term corporate objectives through the use of equity-based incentives. Overall, the Company's compensation program is designed to attract, retain and motivate high quality and experienced employees at all levels of the Company. The principal elements of executive officer compensation are base pay, bonus and stock options, together with health benefits. The various aspects of the compensation program, as applied to the Company's Chief Executive Officer and the Company's other executive officers, are outlined below.

   Executive officer compensation is, in large part, determined by the individual officer's ability to achieve his or her performance objectives. Each of ITXC's executive officers participates in the development of an annual business strategy from which individual objectives are established and performance goals are measured periodically. Initially, the objectives are proposed by the particular officer involved. Those objectives are then determined by the Chief Executive Officer or, in the case of Mr. Evslin's objectives, by the Board of Directors.

Base Pay

   The Company has only been in existence since 1997. Initially, base pay was established at levels that were considered to be sufficient to attract experienced personnel but which would not exhaust available resources. As the Company has grown, the Company's compensation focus continues to emphasize other areas of compensation. Executive officers understand that their principal opportunities for substantial compensation lay not in enhanced base salary, but rather through appreciation in the value of previously granted stock options. Thus, base pay has not represented the most critical element of executive officer compensation.

   Mr. Evslin has an employment contract that establishes his base pay. Given Mr. Evslin's equity ownership in the Company, the Compensation Committee recognizes that the Chief Executive Officer's principal financial incentives are more directly related to the market price of the Company's Common Stock than to the dollar amount of cash compensation paid to him.

Bonus

   The Company maintains a cash incentive plan for non-commission employees, including each of the executive officers other than Steve Ott. Each executive officer of the Company is eligible to receive a bonus under the Company's cash incentive plan if such officer achieves his or her individual performance objectives and the Company achieves its performance goals. For 2000, the Company's performance goals were based on the Company's actual performance against its budgeted performance. The Board's semi-annual review of the Chief Executive Officer's performance determines whether he will receive a bonus for individual performance under the Company's cash incentive plan. The Chief Executive Officer, in turn, reviews his "direct reports" on a semi-annual basis to determine whether individual bonuses have been earned by those employees. Bonuses payable with respect to the Company's performance are payable quarterly. Employees have different bonus targets, depending on their position within the Company.

   Of the executive officers, Mr. Ott is the only officer whose bonuses includes commissions. Commission-based compensation is considered to be appropriate for Mr. Ott in light of his position as Executive Vice President, Global Sales.

Stock Options

   The Compensation Committee believes that a stock option plan provides capital accumulation opportunities to participants in a manner that fosters the alignment of the participants' interests and risks with the interests and risks of the Company's public stockholders. The Compensation Committee further believes that stock options can function to assure the continuing retention and loyalty of employees. Options that have been granted to executive officers typically carry four-year vesting schedules. Officers who leave the Company's employ before their options are fully vested will lose a portion of the benefits that they might otherwise receive if they remain in the Company's employ for the entire vesting period. Stock option grants have been based upon amounts deemed necessary to attract qualified employees and amounts deemed necessary to retain such employees and to equitably reward high performance employees for their contributions to the Company's development. For most of the Company's executive officers, stock options generally constitute the most substantial portion of the Company's compensation program.

   The Compensation Committee believes that an appropriate compensation program can help in fostering competitive operations if the program reflects a suitable balance between providing appropriate awards to key employees while at the same time effectively controlling compensation costs, principally by establishing cash compensation at competitive levels and emphasizing supplemental compensation that correlates the performance of individuals, the Company and the Company's Common Stock.

   This report has been furnished by the Compensation Committee of ITXC's Board of Directors.

                                          Frederick R. Wilson, Chairman
                                          William P. Collatos
                                          Elon Ganor
                                          Frank Gill

Audit Committee Matters

   Audit Committee Charter. The Board has adopted an Audit Committee Charter which is attached to this Proxy Statement as Appendix A.

   Independence of Audit Committee Members. The Common Stock is listed on the Nasdaq National Market and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(14) of the National Association of Securities Dealers' Marketplace rules.

   Audit Committee Report. In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2000:

   (1) the Audit Committee reviewed and discussed the audited financial statements with the Company's management;

   (2) the Audit Committee discussed with the Company's independent auditors the matters required to be discussed by SAS 61;

   (3) the Audit Committee received and reviewed the written disclosures and the letter from the Company's independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company's independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence; and

   (4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2000 Annual Report on Form 10-K.

By: The Audit Committee of the Board of Directors

                                          William P. Collatos, Chairman
                                          Frederick R. Wilson
                                          Elon Ganor
                                          Frank Gill

Accounting Fees and Other Accounting Matters

    Audit Fees. The Company was billed $191,700 for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed during 2000.

   Financial Information Systems Design Implementation Fees. The Company was billed $0 for any professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of the SEC's Regulation S-X (in general, information technology services) rendered by the Company's principal accountant during the year ended December 31, 2000.

   All Other Fees. The Company was billed $352,000 for non-audit services (other than the non-audit services described above) rendered by the Company's principal accountant during the year ended December 31, 2000.

   Other Matters. The Audit Committee of the Board of Directors has considered whether the provision of information technology services and other non-audit services is compatible with maintaining the independence of the Company's principal accountant.

   Of the time expended by the Company's principal accountant to audit the Company's financial statements for the year ended December 31, 2000, less than 50% of such time involved work performed by persons other than the principal accountant's full-time, permanent employees.

Performance Graph

   The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the JP Morgan H & Q Internet 100 Index for the period from September 28, 1999 (the date on which the Common Stock was first publicly traded) through December 31, 2000. For purposes of the graph, it is assumed that the value of the investment in ITXC's Common Stock and each index was 100 on September 28, 1999 and that all dividends were reinvested. The first datapoint reflected for the Company is the initial public offering price of the Common Stock.

                COMPARISON OF 15 MONTH CUMULATIVE TOTAL RETURN
            AMONG ITXC CORP., THE NASDAQ STOCK MARKET (U.S.) INDEX
                  AND THE JP MORGAN H & Q INTERNET 100 INDEX*



                                    [CHART]

          ITXC CORP.  NASDAQ STOCK MARKET (U.S.)   JP MORGAN H & Q INTERNET
                                      100

09/28/99     100                 100                            100

9/99         265.1                99.58                         102.31

12/99        280.21              147.19                         198.04

3/00         392.19              165.21                         206.86

6/00         295.05              143.64                         153.46

9/00         121.88              132.19                         147.63

12/00         57.82               88.58                          76.2



                                          Cumulative Total Return
                              ------------------------------------------------
                              9/28/99  9/99  12/99   3/00   6/00   9/00  12/00
                              ------- ------ ------ ------ ------ ------ -----
 ITXC CORP.                   100.00  265.10 280.21 392.19 295.05 121.88 57.82
 NASDAQ STOCK MARKET (U.S.)   100.00   99.58 147.19 165.21 143.64 132.19 88.58
 JP MORGAN H & Q INTERNET 100 100.00  102.31 198.04 206.86 153.46 147.63 76.20

* $100 INVESTED ON 09/28/99 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                                 OTHER MATTERS

Costs

   The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by regular employees of the Company and its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals, and the Company will, upon request, reimburse them for the reasonable expense of doing so.

Relationship With Independent Accountants

   Ernst & Young LLP has audited all periods since the Company's inception. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative is expected to be available to respond to appropriate questions from stockholders. The Board of Directors has not yet met to select independent auditors to audit and report on the Company's financial statements for the year ending December 31, 2001.

Other Matters to be Presented

   The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of the Annual Meeting, to be presented at the Annual Meeting for action by stockholders. However, if any other matters are properly brought before the Annual Meeting or any adjournment thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the persons acting under the proxies.

Stockholder Proposals

   If a stockholder of the Company wishes to have a proposal included in the Company's proxy statement for the 2002 Annual Meeting of Stockholders, the proposal must be received at the Company's principal executive offices by December 3, 2001 and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2002 Annual Meeting.

   If a stockholder desires to bring business before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company's by-laws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Secretary of the Company.

   One of the procedural requirements in the Company's by-laws is timely notice in writing of the business that the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2002 Annual Meeting or notice of a proposed nomination to the Board must be received by the Secretary of the Company no earlier than December 3, 2001, and no later than January 2, 2002, to be presented at the meeting. If, however, the date of next year's Annual Meeting is earlier than April 2, 2002, or later than July 2, 2002, the earliest date will be 120 days prior to the meeting date and the latest date will be the later of the 90/th/ day before the meeting date or the tenth day after the Company publicly announces the date of the 2002 Annual Meeting.

   Any such notice must provide the information required by the Company's by-laws with respect to the stockholder making the proposal, the nominee (if any) and the other business to be considered (if any).

   Under rules promulgated by the Securities and Exchange Committee, the Company, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to any proposals that do not comply with the procedures described above.

                                          By Order of the Board of Directors,
                                          /s/ Edward Jordan
                                          Edward B. Jordan, Secretary
April 4, 2001

  A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2000, including consolidated financial statements, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

                                  APPENDIX A

                            AUDIT COMMITTEE CHARTER

   The Audit Committee is appointed by the Board of Directors of ITXC Corp. ("ITXC") to assist the ITXC Board in monitoring (a) the integrity of the financial statements of ITXC and its subsidiaries (the "Company") and (b) the independence of performance of the Company's external and, if applicable, internal auditors.

   The members of the Audit Committee shall meet the independence and experience requirements of the National Association of Securities Dealers, Inc., subject to such qualifications and exceptions as may be permitted by such requirements. The members of the Audit Committee shall be appointed from time to time by the ITXC Board. The ITXC Board reserves the right to amend, modify or replace this Charter in its discretion at any time.

   The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company, the Company's outside counsel or independent auditor to attend meetings of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

   The primary goals of this Charter are to specify the following:

    . the scope of the Audit Committee's responsibilities and the approaches to be used in carrying out those responsibilities, including structure, processes and membership requirements;

    . the Audit Committee's responsibility for (a) insuring its receipt from the Company's independent auditor of a formal written statement delineating all relationships between such auditor and the Company, consistent with Independence Standards Board Standard No. 1, (b) actively engaging in a dialogue with such auditor with respect to any disclosed relationships or services that may impact the objectivity and the independence of the auditor and (c) taking, or recommending that the ITXC Board take, appropriate action to oversee the independence of the independent auditor; and

    . the independent auditor's ultimate accountability, to the ITXC Board and the Audit Committee, as representatives of the shareholders of ITXC and the ultimate authority and responsibility of the ITXC Board and/or the Audit Committee to select, evaluate and, where appropriate, replace the independent auditor (or, if applicable, to nominate the independent auditor to be proposed for shareholder approval in any proxy statement).

To the extent any statement set forth below is inconsistent with the three principles set forth above, the three principles set forth above shall govern.

   The Audit Committee shall make regular reports to the ITXC Board, as required by the Delaware General Corporation Law.

   Pursuant to this Charter:

   1. THE COMMITTEE

      The Audit Committee of the Board of Directors of ITXC Corp. will consist of at least three members of the Board including a Chairman designated by the Board. Members of the Audit Committee may not be employees of the Company. The Committee will meet at least three times a year, with additional meetings if circumstances require, for the purpose of satisfying its responsibilities.

   2. SCOPE

      The Committee serves at the pleasure of and is subject to the control and direction of the Board of Directors.

   3. RESPONSIBILITIES OF THE COMMITTEE

       . To assist the Board in fulfilling its fiduciary responsibilities to the shareholders with respect to matters relating to the Company's business, accounting, reporting, audit and internal controls practices.

       . To maintain a direct line of communications between the Board and the Company's independent auditors and internal auditors to provide for an exchange of views and information.

   4. FUNCTIONS OF THE COMMITTEE

      The Committee will satisfy its responsibilities by completing the following functions:
       . Discuss the results of the annual internal and independent audits with management and the internal and independent auditors.
       . Consider the comments from the independent auditors and internal auditors with respect to internal accounting and management controls and the consideration given or action taken by management.

       . Recommend, for appointment by the Board, the selection of independent auditors for the coming year.

       . Appraise the effectiveness of the independent audit effort through discussions with the independent auditors regarding their planned arrangements and scope of the annual audit, including fees.

       . Review the scope of planned activities and budget along with a review of the effectiveness of the Company's internal auditors, if any.

       . Review the anticipated scope and related fees of any non-audit services to be provided by the independent auditors to ensure that these services do not detract from the independence of the auditors in their audit function.

       . Consider the comments from the independent auditors with respect to internal accounting and management controls and the consideration given or action taken by management.

       . Review the Committee's responsibilities and functions, evaluate its performance, and institute appropriate modifications to reflect changes in the business environment.

       . Monitor the procedures or systems used in preparing the financial statements of the Company.

       . Obtain the assessment of management and the independent auditors as to the adequacy of:

           .  the Company's internal accounting procedures and controls.

           . the Company's procedures for complying with SEC Regulations and The Foreign Corrupt Practices Act.

       . Receive and review the assessment of management as to the quality and depth of staffing in the accounting and financial departments worldwide.

       . Receive from the Company's independent auditor a formal written statement delineating all relationships between such auditor and the Company, consistent with Independence Standards Board Standard No. 1.

       . Engage in dialogue with the Company's independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of such firm.

       . Recommend to the ITXC Board appropriate actions to ensure the independence of the Company's independent auditor.

       . Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the ITXC Board for approval.

       .  Meet with the independent auditor without management present.

       . Review the interim financial statements and financial results with the independent auditor prior to filing Form 10-Qs.

       . Review year-end financial statements and financial results prior to filing the Form 10-K.

       . Discuss required communication with the independent auditor as required by SAS 61 of GAAS.

       .  Review any information submitted to the Audit Committee pursuant to
          Section 10A of the Private Securities Litigation Reform Act of 1995.

       . Prepare the report to the Company's Board of Directors for inclusion in the Company's annual proxy statement.

       . Review with the independent auditor any material problems or difficulties the auditor may have encountered during an audit including any restrictions on the scope of activities or access to required information; review any management letter provided by the auditor and the Company's response to that letter.
   While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

                                  ITXC CORP.
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
               DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS,
                                  May 2, 2001

The undersigned hereby appoints Tom I. Evslin and Edward B. Jordan, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the stockholders of the Company to be held on May 2, 2001, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

1. Election of the Board's nominee for Director. (The Board of Directors recommends a vote "FOR".)

  [_] FOR the nominee listed below
                                              [_] WITHHOLD AUTHORITY to vote
                                              for the nominee listed below

 Nominee: Frank Gill

2. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

 UNLESS OTHERWISE SPECIFIED IN THE SQUARE PROVIDED IN THIS PROXY, THIS PROXY
        WILL BE VOTED FOR THE BOARD'S NOMINEE.

                                                      Dated: __________  , 2001

                                            -----------------------------------
                                                               Signed
                                                      Please sign this proxy
                                                      and return it promptly
                                                      whether or not you expect
                                                      to attend the meeting.
                                                      You may nevertheless vote
                                                      in person if you attend.

                                                      Please sign exactly as
                                                      your name appears hereon.
                                                      Give full title if an
                                                      Attorney, Executor,
                                                      Administrator, Trustee,
                                                      Guardian, etc.

                                                      For an account in the
                                                      name of two or more
                                                      persons, each should
                                                      sign, or if one signs, he
                                                      should attach evidence of
                                                      his authority.